Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media): 212-770-3505; jon.diat@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG ANNOUNCES AGREEMENT TO TERMINATE SWAP AGREEMENT WITH BROOKFIELD ASSET MANAGEMENT

NEW YORK – August 26, 2013 — American International Group, Inc. (NYSE:AIG) today announced that it has agreed to the consensual termination of an interest rate swap agreement with Brookfield Asset Management, Inc., in exchange for the payment from Brookfield to AIG of $905 million.

This swap agreement was part of the remaining derivatives portfolio of AIG Financial Products (“AIGFP”) and carried on AIG’s June 30, 2013 balance sheet at $900 million, and the settlement is not expected to have an impact on AIG’s profit or loss. This swap agreement was subject to previously disclosed litigation which the parties have agreed to dismiss. Additional information regarding this litigation was contained in AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. The proceeds of the settlement are expected to contribute towards the continued wind down of the remaining derivatives portfolio of AIGFP, which is a part of Global Capital Markets.

# # #

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

# # #

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

FOR IMMEDIATE RELEASE

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIG_LatestNews| LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.